Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Independent Bank Corp. of our reports dated March 10, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting of Benjamin Franklin Bancorp, Inc. and subsidiary, which reports appear in the Annual Report on Form 10-K of Benjamin Franklin Bancorp, Inc. for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in the joint proxy statement/prospectus included in such Registration Statement.
/s/ Wolf & Company, P.C.
Boston, Massachusetts
December 4, 2008